Exhibit 10.1

August 14, 2025

3i, LP
2 Wooster Street, 2nd Floor,
New York, New York 10013.
Attn: Maier Joshua Tarlow, Manager of 3i Management, LLC, the general partner of 3i, LP

Re:	Conversion Price Voluntary Adjustment Notice

Dear Sirs:

Reference is made to (a) that certain Securities Purchase Agreement dated as of July 29, 2025 (the “Purchase Agreement”) between Capstone Holding Corp. (the “Company”) and the purchaser identified therein (the “Investor”), (b) that certain senior secured convertible note of the Company with a 8.34% original issue discount issued to the Investor (the “Note”), and (c) the other transaction documents, as modified from time to time, referred to collectively, as the “Transaction Documents”. Capitalized terms used but not defined herein shall have the meanings given to them in the Purchase Agreement, or if not defined therein, in the Note, or if not defined therein, in the applicable Transaction Document, in each case as of the date hereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions about, among other matters, certain modifications to the Note.

Pursuant to Section 7(h) of the Note, the Company hereby reduces the Conversion Price of the Note to $1.00 starting on August 15, 2025 through the Maturity Date of the Note. Any conversion which occurs shall be voluntary at the election of the Investor, which shall evidence its election as to the note being converted in writing on a conversion notice.

The Investor may not convert more than $1,363,736 of Principal Amount of the Note at the Conversion Price of $1.00 starting on August 15, 2025 through the Maturity Date of the Note.

This Letter Agreement is a Transaction Document and is limited as written. As of the date first written above, each reference in the Purchase Agreement or any other applicable Transaction Document to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import, and each reference in the other Transaction Documents to such Purchase Agreement or other Transaction Documents (including, without limitation, by means of words like “thereunder,” “thereof” and words of like import), shall refer to the Purchase Agreement as modified thereby, and this Letter Agreement and the Purchase Agreement shall be read together and construed as a single agreement. The execution, delivery and effectiveness of this Letter Agreement shall not, except as expressly provided herein, (A) waive or modify any right, power or remedy under, or any other provision of, any Transaction Document or (B) commit or otherwise obligate the Investor to enter into or consider entering into any other amendment, waiver or modification of any Transaction Document.

All communications and notices hereunder shall be given as provided in the Transaction Documents. This Letter Agreement (a) shall be governed by and construed in accordance with the law of the State of New York, (b) is for the exclusive benefit of the parties hereto and the beneficiaries of the Purchase Agreement and, together with the other Transaction Documents, constitutes the entire agreement of such parties, superseding all prior agreements among them, with respect to the subject matter hereof, (c) may be modified, waived or assigned only in writing and only to the extent such modification, waiver or assignment would be permitted under the Transaction Documents (and any attempt to assign this Letter Agreement without such writing shall be null and void), (d) is a negotiated document, entered into freely among the parties upon advice of their own counsel, and it should not be construed against any of its drafters and (e) shall survive the satisfaction or discharge of the amounts owing under the Transaction Documents. The fact that any term or provision of this Letter Agreement is held invalid, illegal or unenforceable as to any person in any situation in any jurisdiction shall not affect the validity, enforceability or legality of the remaining terms or provisions hereof or the validity, enforceability or legality of such offending term or provision in any other situation or jurisdiction or as applied to any person.

This Letter Agreement is expressly conditioned on the following conditions precedent:

●	The Company’s Board of Directors shall have approved this Letter Agreement and all undertakings thereto in all respects and shall provide written evidence of the same to the Investors by August 14, 2025; and

●	The Company shall have verified and confirmed with its transfer agent that there are no impediments to the issuance of shares as a result of this Letter Agreement.

Kindly confirm your agreement with the above by signing in the space indicated below and by PDFing a partially executed copy of this letter to the undersigned, and which may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement.

Very truly yours,

Capstone Holding Corp.

By:	/s/ Matthew Lipman
Name:	Matthew Lipman
Title:	Chief Executive Officer

AGREED AND ACCEPTED:

3i, LP
By: 3i Management LLC, As General Partner

By:	/s/ Maier J. Tarlow
Name:	Maier J. Tarlow
Title:	Manager